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                                                                   EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Brooks Fiber Properties, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Brooks Fiber Properties, Inc. of our report dated January 26, 1996, related to the consolidated balance sheets of Brooks Fiber Properties, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1995 and the period from November 10, 1993 (date of inception) to December 31, 1993, which report appears in the Registration Statement on Form S-1 (Registration No. 333-1924) of Brooks Fiber Properties, Inc.


                                        /S/ KPMG PEAT MARWICK LLP

                                        KPMG PEAT MARWICK LLP

St. Louis, Missouri
May 6, 1996